MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH CERTAIN
                PROVISIONS OF THE INVESTMENT COMPANY ACT OF 1940


We, as members of management of the Balanced, Capital Appreciation, Growth and Income, Mid-Cap Equity, Small Cap Equity, Small Cap Growth, Sunbelt Equity, Tax Sensitive Growth, Value Income Stock, Florida Tax-Exempt, Georgia Tax-Exempt, Investment Grade Bond, Investment Grade Tax-Exempt Bond, Limited-Term Federal Mortgage Securities, Maryland Municipal Bond, Short-Term Bond, Short-Term Treasury, U.S. Government Securities, Virginia Intermediate Municipal Bond, Virginia Municipal Bond, Institutional Cash Management Money Market, Institutional U.S. Government Securities Money Market, Institutional U.S. Treasury Money Market, Prime Quality Money Market, Tax Free Money Market, Tax-Exempt Money Market, U.S. Government Money Market, and U.S. Treasury Money Market Funds of the STI Classic Funds (the "Trust"), and the Capital Growth, Investment Grade Bond, Mid-Cap Equity, Small Cap Equity, and Value Income portfolios of STI Classic Variable Trust Funds (the "Trust"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements.

Based on this evaluation, we assert that the Trust was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of July 30, 1999 and from May 28, 1999 (last examination date) through July 30, 1999, with respect to securities reflected in the investment account of the Trust.


SunTrust Bank, Atlanta

By:      /s/ Susan Grider

         ---------------------------
         Susan Grider, Trust Officer

                   [Adopted in Release No. IC-17085 (84,434),
                  effective September 25, 1989, 54 F.R. 32048]
                     U.S. Securities and Exchange Commission
                               Washington DC 20549

                                  FORM N-17F-2

         FORM N-17F-2
Certificate of Accounting of Securities and Similar Investments in the Custody
                           of Management Investment Companies

                    Pursuant to Rule 17f-2 [17CFR 270.17f-2]

-------------------------------------------     --------------------------------
1. Investment Company Act File Number:          Date Examination Complete:
                                                7/30/99
STI Classic Funds

--------------------------------------------------------------------------------
2.       State Identification Number

See attached Exhibit A listing the fund availability by state (If applicable the associated state permit number is provided).




















--------------------------------------------------------------------------------
3. Exact number of investment  company as specified in  registration  statement:
33-45671

--------------------------------------------------------------------------------
4. Address of principal  executive  office:  (number,  street,  city, state, zip code)
One Freedom Valley
Oaks, PA 19456
--------------------------------------------------------------------------------

INSTRUCTIONS
This form must be completed by the investment companies that have custody of securities or similar investments.
Investment Company

1. All items must be completed by the investment company
2. Give this form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington DC, one copy with the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

Note: The estimated average burden hours are made solely for purposes of the Paperwork Reduction Act, and are not derived from a comprehensive or even a representative survey or study of the costs of SEC rules and forms. Direct any comments concerning the accuracy of the estimated average burden yours for compliance with SEC rules and forms to Kenneth A. Fogash, Deputy Executive Director, US Securities and Exchange Commission, 450 Fifth Street NW Washington DC 20549 and Gary Waxman, Clearance Officer, Office of Management and Budget, Room 3208 New Executive Office Building, Washington DC 20503

STI Classic Funds

               CALIFORNIA                    A = Annual           308-6280
               COLORADO                      A = Annual           IC-9204449
               GEORGIA                       O = Other            56-920209
               ILLINOIS                      A = Annual           9942348
               INDIANA                       A = Annual           92-0250IC
               MINNESOTA                     G = Good Until S     R-35737.1
               Minnesota Exemption           A = Annual           R-35737.1
               NORTH CAROLINA                G = Good Until S     2590
               PENNSYLVANIA                  A = Annual           92-04-017MF
               VIRGINIA                      A = Annual           1724
               WEST VIRGINIA                 G = Good Until S     BC-30603
               WYOMING                       O = Other            19794

STI Classic Funds -- Equity Prospectus, Trust Shares

               KENTUCKY                      A = Annual           M29884
               LOUISIANA                     A = Annual           61354
               OHIO                          O = Other            15763
               OKLAHOMA                      A = Annual           SE-441697
               OREGON                        A = Annual           95-0841
               UTAH                          A = Annual           5-3876-45

STI Classic Funds -- Equity Funds Trust Shares Prospectus

               KENTUCKY                      A = Annual           M35676
               OHIO                          O = Other            15716
               OKLAHOMA                      A = Annual           SE-2001037
               OREGON                        A = Annual           98-1108

STI Classic Funds -- Equity Prospectus, Investor & Flex Shares

               KENTUCKY                      A = Annual           M29885
               LOUISIANA                     A = Annual           61542
               OHIO                          O = Other            15762
               OKLAHOMA                      A = Annual           SE-2001139
               OREGON                        A = Annual           95-0842
               UTAH                          A = Annual           5-6479-43

STI Classic Funds -- Fixed Inc, Ste Tax-Exempt & MM-Trust Shrs

               KENTUCKY                      A = Annual           M30194
               LOUISIANA                     A = Annual           59995
               OHIO                          O = Other            19218
               OKLAHOMA                      A = Annual           SE-502196
               OREGON                        A = Annual           95-0324
               UTAH                          A = Annual           3-2424-06

STI Classic Funds -- Fixed Inc, Ste Tax-Exempt-Investor & Flex

               KENTUCKY                      A = Annual           M28139
               LOUISIANA                     A = Annual           59210
               OHIO                          O = Other            19217
               OKLAHOMA                      A = Annual           SE-441497
               OREGON                        A = Annual           95-0323
               UTAH                          A = Annual           5-6076-49

STI Classic Funds -- Trust Shares Prospectus (contains

               KENTUCKY                      A = Annual           M-36915
               LOUISIANA                     A = Annual           62318
               OHIO                          O = Other            18943
               OKLAHOMA                      A = Annual           SE-2002163
               OREGON                        A = Annual           99-0633
               UTAH                          A = Annual           006-6936-26

STI Classic Funds -- Investor and Flex Shares Prospectus

               KENTUCKY                      A = Annual           M36916
               LOUISIANA                     A = Annual           62320
               OHIO                          O = Other
               OKLAHOMA                      A = Annual           SE-2002164
               OREGON                        A = Annual           99-0634
               UTAH                          A = Annual           006-6936-39

STI Classic Funds -- Money Market Prospectus, Investor Shares

               KENTUCKY                      A = Annual           M34491
               LOUISIANA                     A = Annual           59036
               OHIO                          O = Other            16721
               OKLAHOMA                      A = Annual           SE-441397
               OREGON                        A = Annual           97-1268
               UTAH                          A = Annual           6-6323-05

STI Classic Funds -- Capital Appreciation Fund

               ALASKA                        O = Other            98-03948
               ALABAMA                       A = Annual
               ARKANSAS                      A = Annual           92-M0187-06
               CONNECTICUT                   A = Annual           SI25216
               DELAWARE                      A = Annual           3434
               HAWAII                        A = Annual
               IDAHO                         A = Annual           41404
               KANSAS                        A = Annual           92S0001095
               MISSOURI                      A = Annual           1992-00365
               NEVADA                        A = Annual
               NEW YORK                      O = Other            S 26 01 27
               RHODE ISLAND                  A = Annual
               SOUTH CAROLINA                A = Annual           MF7421


STI Classic Funds -- Capital Appreciation Fund - Flex Shares

               ARIZONA                       A = Annual           S-0053482-QUAL
               IOWA                          A = Annual           I-38347
               MASSACHUSETTS                 A = Annual           95-4523-M
               MARYLAND                      A = Annual           SM950607
               MAINE                         A = Annual           MF-R-98-11515
               MICHIGAN                      A = Annual           219829
               MISSISSIPPI                   G = Good Until S     MF-95-05-132
               MONTANA                       A = Annual           33286
               NORTH DAKOTA                  A = Annual           S144
               NEBRASKA                      A = Annual           041178
               PUERTO RICO                   A = Annual           S-15858
               SOUTH DAKOTA                  A = Annual           16210
               TENNESSEE                     A = Annual           RM98-3422
               TEXAS                         G = Good Until S     C-47765
               WASHINGTON                    G = Good Until S     C-51323
               WISCONSIN                     A = Annual           302263-03
               WEST VIRGINIA                 G = Good Until S     BC-30605

STI Classic Funds -- Capital Appreciation Fund - IS

               ARIZONA                       A = Annual           S-0053483-QUAL
               IOWA                          A = Annual           I-30585
               MASSACHUSETTS                 A = Annual           95-5690
               MARYLAND                      A = Annual           SM931638
               MAINE                         A = Annual           MF-R-98-11522
               MICHIGAN                      A = Annual           225479
               MISSISSIPPI                   A = Annual           MF-92-04-037
               MONTANA                       A = Annual           027299
               NORTH DAKOTA                  A = Annual           S145
               NEBRASKA                      A = Annual           041065
               NEW MEXICO                    A = Annual           985524
               PUERTO RICO                   A = Annual           S-13063
               SOUTH DAKOTA                  A = Annual           10002
               TENNESSEE                     A = Annual           RM98-3422
               TEXAS                         G = Good Until S     C-40328
               VERMONT                       A = Annual           4/13/92-12
               WASHINGTON                    G = Good Until S     C-34218
               WISCONSIN                     A = Annual           265914-03

STI Classic Funds -- Capital Appreciation Fund - TS

               ARIZONA                       A = Annual           S-0031248-QUAL
               IOWA                          A = Annual           I-27908
               MASSACHUSETTS                 A = Annual           95-5681
               MARYLAND                      A = Annual           SM931637
               MAINE                         A = Annual           MF-R-98-11523
               MICHIGAN                      A = Annual           219867
               MISSISSIPPI                   A = Annual           MF-92-04-036
               MONTANA                       A = Annual           030873
               NORTH DAKOTA                  G = Good Until S     H259
               NEBRASKA                      A = Annual           041066
               NEW MEXICO                    A = Annual           985522
               PUERTO RICO                   A = Annual           S-13057
               SOUTH DAKOTA                  A = Annual           15777
               TENNESSEE                     A = Annual           RM98-3422
               TEXAS                         G = Good Until S     C-40329
               VERMONT                       A = Annual           4/13/92-06
               WASHINGTON                    G = Good Until S     C-34219
               WISCONSIN                     A = Annual           265908-03

STI Classic Funds -- Value Income Stock Fund

               ALASKA                        O = Other            99-01888
               ALABAMA                       A = Annual           703493
               ARKANSAS                      A = Annual           92-M0187-17
               CONNECTICUT                   A = Annual           SI24016
               DELAWARE                      A = Annual
               HAWAII                        A = Annual
               IDAHO                         A = Annual           42712
               KANSAS                        A = Annual           93S0000808
               MISSOURI                      A = Annual           1992-00365
               NEVADA                        A = Annual
               NEW YORK                      O = Other            S 26 20 68
               RHODE ISLAND                  A = Annual
               SOUTH CAROLINA                A = Annual           MF7310

STI Classic Funds -- Value Income Stock Fund, Flex Shares

               ARIZONA                       A = Annual           S-0053507-QUAL
               IOWA                          A = Annual           I-38346
               MASSACHUSETTS                 A = Annual           95-4515-M
               MARYLAND                      A = Annual           SM950602
               MAINE                         A = Annual           MF-R-98-11524
               MICHIGAN                      A = Annual           219828
               MISSISSIPPI                   G = Good Until S     MF-95-05-131
               MONTANA                       A = Annual           33295
               NORTH DAKOTA                  A = Annual           S169
               NEBRASKA                      A = Annual           041187
               PUERTO RICO                   A = Annual           S-15857
               SOUTH DAKOTA                  A = Annual           16211
               TENNESSEE                     A = Annual           RM98-3422
               TEXAS                         G = Good Until S     C-47774
               WASHINGTON                    G = Good Until S     C-51324
               WISCONSIN                     A = Annual           302256-03
               WEST VIRGINIA                 G = Good Until S     BC-30618

STI Classic Funds -- Value Income Stock Fund - IS

               ARIZONA                       A = Annual           S-0053508-QUAL
               IOWA                          A = Annual           I-37850
               MASSACHUSETTS                 A = Annual           96-5506-MR
               MARYLAND                      A = Annual           SM931629
               MAINE                         A = Annual           MF-R 99-3688
               MICHIGAN                      A = Annual           227071
               MISSISSIPPI                   A = Annual           MF-92-11-091
               MONTANA                       A = Annual           030889
               NORTH DAKOTA                  A = Annual           S170
               NEBRASKA                      A = Annual           034954
               PUERTO RICO                   A = Annual           S-13522
               SOUTH DAKOTA                  A = Annual           10001
               TENNESSEE                     A = Annual           RM98-3422
               TEXAS                         G = Good Until S     C-41543
               WASHINGTON                    G = Good Until S     C-35360
               WISCONSIN                     A = Annual           270814-03

STI Classic Funds -- Value Income Stock Fund - TS

               ARIZONA                       A = Annual           S-0032259-QUAL
               IOWA                          A = Annual           I-29156
               MASSACHUSETTS                 A = Annual           95-5697
               MARYLAND                      A = Annual           SM931628
               MAINE                         A = Annual           MF-R 99-6162
               MICHIGAN                      A = Annual           222262
               MISSISSIPPI                   A = Annual           MF-92-11-090
               MONTANA                       A = Annual           030890
               NORTH DAKOTA                  G = Good Until S     I132
               NEBRASKA                      A = Annual           034955
               NEW MEXICO                    A = Annual           991351
               PUERTO RICO                   A = Annual           S-13523
               SOUTH DAKOTA                  A = Annual           12928
               TENNESSEE                     A = Annual           RM98-3422
               TEXAS                         G = Good Until S     C-41544
               VERMONT                       A = Annual           #11/24/92-03
               WASHINGTON                    G = Good Until S     C-35359
               WISCONSIN                     A = Annual           270813-03

STI Classic Funds -- Mid-Cap Equity Fund

               ALASKA                        O = Other            98 01759
               ALABAMA                       A = Annual
               ARKANSAS                      A = Annual           92-M0187-13
               CONNECTICUT                   A = Annual           SI27610
               DELAWARE                      A = Annual
               HAWAII                        A = Annual
               IDAHO                         A = Annual           44102
               KANSAS                        A = Annual           94S0000560
               MISSOURI                      A = Annual           1992-00365
               NEVADA                        A = Annual
               NEW YORK                      O = Other            S 26 50 91
               RHODE ISLAND                  A = Annual
               SOUTH CAROLINA                A = Annual           MF-8019
               WEST VIRGINIA                 G = Good Until S     BC-30613

STI Classic Funds -- Mid-Cap Equity Fund, Flex Shares

              ARIZONA                       A = Annual           S-0053494-QUAL
              IOWA                          A = Annual           I-37851
              MASSACHUSETTS                 A = Annual           95-4524-M
              MARYLAND                      A = Annual           SM950601
              MAINE                         A = Annual           MF-R-98-11525
              MICHIGAN                      A = Annual           219827
              MISSISSIPPI                   G = Good Until S     MF-95-05-133
              MONTANA                       A = Annual           33284
              NORTH DAKOTA                  A = Annual           S156
              NEBRASKA                      A = Annual           041176
              PUERTO RICO                   A = Annual           S-15861
              SOUTH DAKOTA                  A = Annual           16212
              TENNESSEE                     A = Annual           RM98-3422
              TEXAS                         G = Good Until S     C-47763
              WASHINGTON                    G = Good Until S     C-51332
              WISCONSIN                     A = Annual           302264-03

STI Classic Funds -- Mid-Cap Equity Fund - IS

               ARIZONA                       A = Annual           S-0053495-QUAL
               IOWA                          A = Annual           I-37848
               MASSACHUSETTS                 A = Annual           95-5687
               MARYLAND                      A = Annual           SM931431
               MAINE                         A = Annual           MF-R-99-5052
               MICHIGAN                      A = Annual           222054
               MISSISSIPPI                   G = Good Until S     MF-93-11-013
               MONTANA                       A = Annual           29027
               NORTH DAKOTA                  A = Annual           S157
               NEBRASKA                      A = Annual           036174
               PUERTO RICO                   A = Annual           S-14272
               SOUTH DAKOTA                  A = Annual           12416
               TENNESSEE                     A = Annual           RM98-3422
               TEXAS                         G = Good Until S     C-43740
               WASHINGTON                    G = Good Until S     C-37326
               WISCONSIN                     A = Annual           281233-03

STI Classic Funds -- Mid-Cap Equity Fund - TS

               ARIZONA                       A = Annual           S-0037209-QUAL
               IOWA                          A = Annual           I-30758
               MASSACHUSETTS                 A = Annual           95-5678
               MARYLAND                      A = Annual           SM931428
               MAINE                         A = Annual           MF-R-99-5054
               MICHIGAN                      A = Annual           222051
               MISSISSIPPI                   G = Good Until S     MF-93-11-010
               MONTANA                       A = Annual           29028
               NORTH DAKOTA                  G = Good Until S     J825
               NEBRASKA                      A = Annual           036175
               NEW MEXICO                    A = Annual           988442
               PUERTO RICO                   A = Annual           S-14273
               SOUTH DAKOTA                  A = Annual           12417
               TENNESSEE                     A = Annual           RM98-3422
               TEXAS                         G = Good Until S     C-43741
               VERMONT                       A = Annual           11/02/93-09
               WASHINGTON                    G = Good Until S     C-37327
               WISCONSIN                     A = Annual           281234-03

STI Classic Funds -- Balanced Fund

               ALASKA                        O = Other            98 01761
               ALABAMA                       A = Annual           703562
               ARKANSAS                      A = Annual           92-M0187-15
               CONNECTICUT                   A = Annual           SI27611
               DELAWARE                      A = Annual           3433
               HAWAII                        A = Annual
               IDAHO                         A = Annual           44100
               KANSAS                        A = Annual           94S0000561
               MISSOURI                      A = Annual           1992-00365
               NEVADA                        A = Annual
               NEW YORK                      O = Other            S 26 56 43
               RHODE ISLAND                  A = Annual
               SOUTH CAROLINA                A = Annual           MF-8020
               WEST VIRGINIA                 G = Good Until S     BC-30604

STI Classic Funds -- Balanced Fund, Flex Shares

               ARIZONA                       A = Annual           S-0053480-QUAL
               IOWA                          A = Annual           I-38345
               MASSACHUSETTS                 A = Annual           95-4521-M
               MARYLAND                      A = Annual           SM950600
               MAINE                         A = Annual           MF-R-98-11526
               MICHIGAN                      A = Annual           219826
               MISSISSIPPI                   G = Good Until S     MF-95-05-134
               MONTANA                       A = Annual           33285
               NORTH DAKOTA                  A = Annual           S142
               NEBRASKA                      A = Annual           041177
               PUERTO RICO                   A = Annual           S-15860
               SOUTH DAKOTA                  A = Annual           16213
               TENNESSEE                     A = Annual           RM98-3422
               TEXAS                         G = Good Until S     C-47764
               WASHINGTON                    G = Good Until S     C-51325
               WISCONSIN                     A = Annual           302262-03

STI Classic Funds -- Balanced Fund - Investor Shares

               ARIZONA                       A = Annual           S-0053481-QUAL
               IOWA                          A = Annual           I-37847
               MASSACHUSETTS                 A = Annual           95-5683
               MARYLAND                      A = Annual           SM931429
               MAINE                         A = Annual           MF-R-99-5056
               MICHIGAN                      A = Annual           222052
               MISSISSIPPI                   G = Good Until S     MF-93-11-009
               MONTANA                       A = Annual           29029
               NORTH DAKOTA                  A = Annual           S143
               NEBRASKA                      A = Annual           036176
               PUERTO RICO                   A = Annual           S-14268
               SOUTH DAKOTA                  A = Annual           12418
               TENNESSEE                     A = Annual           RM98-3422
               TEXAS                         G = Good Until S     C-43742
               WASHINGTON                    G = Good Until S     C-37328
               WISCONSIN                     A = Annual           281235-03

STI Classic Funds -- Balanced Fund - Trust Shares

               ARIZONA                       A = Annual           S-0037210-QUAL
               IOWA                          A = Annual           I-30756
               MASSACHUSETTS                 A = Annual           95-5674
               MARYLAND                      A = Annual           SM931427
               MAINE                         A = Annual           MF-R-99-5057
               MICHIGAN                      A = Annual           222049
               MISSISSIPPI                   G = Good Until S     MF-93-11-012
               MONTANA                       A = Annual           29030
               NORTH DAKOTA                  G = Good Until S     J826
               NEBRASKA                      A = Annual           036177
               NEW MEXICO                    A = Annual           684450
               PUERTO RICO                   A = Annual           S-14269
               SOUTH DAKOTA                  A = Annual           12419
               TENNESSEE                     A = Annual           RM98-3422
               TEXAS                         G = Good Until S     C-43743
               VERMONT                       A = Annual           11/02/93-11
               WASHINGTON                    G = Good Until S     C-37329
               WISCONSIN                     A = Annual           281236-03

STI Classic Funds -- SunBelt Equity Fund

               ALASKA                        O = Other            98 01760
               ALABAMA                       A = Annual
               ARKANSAS                      A = Annual           92-M0187-14
               CONNECTICUT                   A = Annual           SI27612
               DELAWARE                      A = Annual
               HAWAII                        A = Annual
               IDAHO                         A = Annual           44101
               KANSAS                        A = Annual           94S0000562
               MISSOURI                      A = Annual           1992-00365
               NEVADA                        A = Annual
               NEW YORK                      O = Other            S 26 56 42
               RHODE ISLAND                  A = Annual
               SOUTH CAROLINA                A = Annual           MF-8018
               WEST VIRGINIA                 G = Good Until S     BC-30616

STI Classic Funds -- SunBelt Equity Fund, Flex Shares

               ARIZONA                       A = Annual           S-0053501-QUAL
               IOWA                          A = Annual           I-38344
               MASSACHUSETTS                 A = Annual           95-4516-M
               MARYLAND                      A = Annual           SM950599
               MAINE                         A = Annual           MF-R-98-11516
               MICHIGAN                      A = Annual           219825
               MISSISSIPPI                   G = Good Until S     MF-95-05-135
               MONTANA                       A = Annual           33292
               NORTH DAKOTA                  A = Annual           S163
               NEBRASKA                      A = Annual           041185
               PUERTO RICO                   A = Annual           S-15864
               SOUTH DAKOTA                  A = Annual           16214
               TENNESSEE                     A = Annual           RM98-3422
               TEXAS                         G = Good Until S     C-47772
               WASHINGTON                    G = Good Until S     C-51326
               WISCONSIN                     A = Annual           302257-03

STI Classic Funds -- SunBelt Equity Fund - IS

               ARIZONA                       A = Annual           S-0053502-QUAL
               IOWA                          A = Annual           I-37846
               MASSACHUSETTS                 A = Annual           95-5685
               MARYLAND                      A = Annual           SM931430
               MAINE                         A = Annual           MF-R 99-5072
               MICHIGAN                      A = Annual           222053
               MISSISSIPPI                   G = Good Until S     MF-93-11-008
               MONTANA                       A = Annual           29031
               NORTH DAKOTA                  A = Annual           S164
               NEBRASKA                      A = Annual           036178
               PUERTO RICO                   A = Annual           S-14270
               SOUTH DAKOTA                  A = Annual           12420
               TENNESSEE                     A = Annual           RM98-0123
               TEXAS                         G = Good Until S     C-43744
               WASHINGTON                    G = Good Until S     C-37330
               WISCONSIN                     A = Annual           281237-03

STI Classic Funds -- SunBelt Equity Fund - Trust Shares

               ARIZONA                       A = Annual           S-0037211-QUAL
               IOWA                          A = Annual           I-30757
               MASSACHUSETTS                 A = Annual           95-5676
               MARYLAND                      A = Annual           SM931426
               MAINE                         A = Annual           MF-R-99-5055
               MICHIGAN                      A = Annual           222050
               MISSISSIPPI                   G = Good Until S     MF-93-11-011
               MONTANA                       A = Annual           29032
               NORTH DAKOTA                  G = Good Until S     J827
               NEBRASKA                      A = Annual           036179
               NEW MEXICO                    A = Annual           684449
               PUERTO RICO                   A = Annual           S-14271
               SOUTH DAKOTA                  A = Annual           12415
               TENNESSEE                     A = Annual           RM98-3422
               TEXAS                         G = Good Until S     C-43745
               VERMONT                       A = Annual           11/02/93-10
               WASHINGTON                    G = Good Until S     C-37331
               WISCONSIN                     A = Annual           281238-03

STI Classic Funds -- International Equity Index Fund

               ALASKA                        O = Other            98-03949
               ALABAMA                       A = Annual           703798
               ARKANSAS                      A = Annual           92-M0187-10
               CONNECTICUT                   A = Annual           SI29832
               DELAWARE                      A = Annual           3436
               HAWAII                        A = Annual
               IDAHO                         A = Annual           44647
               KANSAS                        A = Annual           94S0001257
               MISSOURI                      A = Annual           1992-00365
               NEVADA                        A = Annual
               NEW YORK                      O = Other            S-26 71 81
               RHODE ISLAND                  A = Annual
               SOUTH CAROLINA                A = Annual           MF8426
               WEST VIRGINIA                 G = Good Until S     BC-30609

STI Classic Funds -- International Equity Index Fund, FS

               ARIZONA                       A = Annual           S-0053486-QUAL
               IOWA                          A = Annual           I-38343
               MASSACHUSETTS                 A = Annual           95-4520-M
               MARYLAND                      A = Annual           SM950610
               MAINE                         A = Annual           MF-R-98-11517
               MICHIGAN                      A = Annual           219824
               MISSISSIPPI                   G = Good Until S     MF-95-05-136
               MONTANA                       A = Annual           33287
               NORTH DAKOTA                  A = Annual           S148
               NEBRASKA                      A = Annual           041179
               PUERTO RICO                   A = Annual           S-15863
               SOUTH DAKOTA                  A = Annual           16215
               TENNESSEE                     A = Annual           RM98-3422
               TEXAS                         G = Good Until S     C-47766
               WASHINGTON                    G = Good Until S     C-51327
               WISCONSIN                     A = Annual           302261-03

STI Classic Funds -- International Equity Index Fund - IS

               ARIZONA                       A = Annual           S-0053487-QUAL
               IOWA                          A = Annual           I-37845
               MASSACHUSETTS                 A = Annual           95-5695
               MARYLAND                      A = Annual           SM940604
               MAINE                         A = Annual           MF-R-98-11171
               MICHIGAN                      A = Annual           219814
               MISSISSIPPI                   G = Good Until S     MF-94-04-025
               MONTANA                       A = Annual           030636
               NORTH DAKOTA                  A = Annual           S149
               NEBRASKA                      A = Annual           041128
               PUERTO RICO                   A = Annual           S-14754
               SOUTH DAKOTA                  A = Annual           15767
               TENNESSEE                     A = Annual           RM98-3422
               TEXAS                         G = Good Until S     C-44999
               WASHINGTON                    G = Good Until S     C-38415
               WISCONSIN                     A = Annual           287104-03

STI Classic Funds -- International Equity Index Fund - TS

               ARIZONA                       A = Annual           S-0039609-QUAL
               IOWA                          A = Annual           I-31788
               MASSACHUSETTS                 A = Annual           95-5692
               MARYLAND                      A = Annual           SM940603
               MAINE                         A = Annual           MF-R-98-11176
               MICHIGAN                      A = Annual           219817
               MISSISSIPPI                   G = Good Until S     MF-94-04-022
               MONTANA                       A = Annual           030637
               NORTH DAKOTA                  G = Good Until S     K651
               NEBRASKA                      A = Annual           041129
               NEW MEXICO                    A = Annual           985105
               PUERTO RICO                   A = Annual           S-14755
               SOUTH DAKOTA                  A = Annual           15766
               TENNESSEE                     A = Annual           RM98-3422
               TEXAS                         G = Good Until S     C-45000
               VERMONT                       A = Annual           4/04/94-08
               WASHINGTON                    G = Good Until S     C-38416
               WISCONSIN                     A = Annual           287101-03



STI Classic Funds -- Investment Grade Bond Fund

               ALASKA                        O = Other            98-03950
               ALABAMA                       A = Annual           703231
               ARKANSAS                      A = Annual           92-M0187-04
               CONNECTICUT                   A = Annual           SI18368
               DELAWARE                      A = Annual           3437
               HAWAII                        A = Annual
               IDAHO                         A = Annual           41406
               KANSAS                        A = Annual           92S0001096
               MISSOURI                      A = Annual           1992-00365
               NEVADA                        A = Annual
               NEW YORK                      O = Other            S 28 29 20
               RHODE ISLAND                  A = Annual
               SOUTH CAROLINA                A = Annual           MF7419

STI Classic Funds -- Investment Grade Bond Fd, Flex Shrs

               ARIZONA                       A = Annual           S-0053488-QUAL
               IOWA                          A = Annual           I-38342
               MASSACHUSETTS                 A = Annual           95-4510-M
               MARYLAND                      A = Annual           SM950609
               MAINE                         A = Annual           MF-R-98-11513
               MICHIGAN                      A = Annual           219830
               MISSISSIPPI                   G = Good Until S     MF-95-05-130
               MONTANA                       A = Annual           33288
               NORTH DAKOTA                  A = Annual           S150
               NEBRASKA                      A = Annual           041180
               PUERTO RICO                   A = Annual           S-15859
               SOUTH DAKOTA                  A = Annual           16202
               TENNESSEE                     A = Annual           RM98-3422
               TEXAS                         G = Good Until S     C-47767
               WASHINGTON                    G = Good Until S     C-51322
               WISCONSIN                     A = Annual           302250-03
               WEST VIRGINIA                 G = Good Until S     BC-30610

STI Classic Funds -- Investment Grade Bond Fund - IS

               ARIZONA                       A = Annual           S-0053489-QUAL
               IOWA                          A = Annual           I-37844
               MASSACHUSETTS                 A = Annual           95-5688
               MARYLAND                      A = Annual           SM931639
               MAINE                         A = Annual           MF-R 99-3687
               MICHIGAN                      A = Annual           219870
               MISSISSIPPI                   A = Annual           MF-92-04-029
               MONTANA                       A = Annual           030875
               NORTH DAKOTA                  A = Annual           S151
               NEBRASKA                      A = Annual           041067
               PUERTO RICO                   A = Annual           S-13061
               SOUTH DAKOTA                  A = Annual           10004
               TENNESSEE                     A = Annual           RM98-3422
               TEXAS                         G = Good Until S     C-40330
               WASHINGTON                    G = Good Until S     C-34214
               WISCONSIN                     A = Annual           265912-03

STI Classic Funds -- Investment Grade Bond Fund - TS

               ARIZONA                       A = Annual           S-0031250-QUAL
               IOWA                          A = Annual           I-27906
               MASSACHUSETTS                 A = Annual           95-5679
               MARYLAND                      A = Annual           SM931636
               MAINE                         A = Annual           MF-R-98-11512
               MICHIGAN                      A = Annual           219871
               MISSISSIPPI                   A = Annual           MF-92-04-028
               MONTANA                       A = Annual           030876
               NORTH DAKOTA                  G = Good Until S     H261
               NEBRASKA                      A = Annual           041068
               NEW MEXICO                    A = Annual           985519
               PUERTO RICO                   A = Annual           S-13055
               SOUTH DAKOTA                  A = Annual           15774
               TENNESSEE                     A = Annual           RM98-3422
               TEXAS                         G = Good Until S     C-40331
               VERMONT                       A = Annual           4/13/92-04
               WASHINGTON                    G = Good Until S     C-34215
               WISCONSIN                     A = Annual           265906-03

STI Classic Funds -- Investment Grade Tax-Ex Bond Fund

               ALASKA                        O = Other            98-03951
               ALABAMA                       A = Annual           703238
               ARKANSAS                      A = Annual           92-M0187-05
               CONNECTICUT                   A = Annual           SI18369
               DELAWARE                      A = Annual           3438
               HAWAII                        A = Annual
               IDAHO                         A = Annual           41405
               KANSAS                        A = Annual           92S0001097
               MISSOURI                      A = Annual           1992-00365
               NEVADA                        A = Annual
               NEW YORK                      O = Other            S 26 01 26
               RHODE ISLAND                  A = Annual
               SOUTH CAROLINA                A = Annual           MF7422

STI Classic Funds -- Investment Grade Tax-Ex Bond Fund, FS

               ARIZONA                       A = Annual           S-0053490-QUAL
               IOWA                          A = Annual           I-38341
               MASSACHUSETTS                 A = Annual           95-4519-M
               MARYLAND                      A = Annual           SM950608
               MAINE                         A = Annual           MF-R-98-11514
               MICHIGAN                      A = Annual           219823
               MISSISSIPPI                   G = Good Until S     MF-95-05-137
               MONTANA                       A = Annual           33289
               NORTH DAKOTA                  A = Annual           S152
               NEBRASKA                      A = Annual           041181
               PUERTO RICO                   A = Annual           S-15862
               SOUTH DAKOTA                  A = Annual           16216
               TENNESSEE                     A = Annual           RM98-3422
               TEXAS                         G = Good Until S     C-47768
               WASHINGTON                    G = Good Until S     C-51333
               WISCONSIN                     A = Annual           302260-03
               WEST VIRGINIA                 G = Good Until S     BC-30611

STI Classic Funds -- Investment Grade Tax-Ex Bond Fd - IS

               ARIZONA                       A = Annual           S-0053491-QUAL
               IOWA                          A = Annual           I-37843
               MASSACHUSETTS                 A = Annual           95-5689
               MARYLAND                      A = Annual           SM931633
               MAINE                         A = Annual           MF-R 99-3689
               MICHIGAN                      A = Annual           219868
               MISSISSIPPI                   A = Annual           MF-92-04-033
               MONTANA                       A = Annual           030877
               NORTH DAKOTA                  A = Annual           S153
               NEBRASKA                      A = Annual           041069
               PUERTO RICO                   A = Annual           S-13062
               SOUTH DAKOTA                  A = Annual           10003
               TENNESSEE                     A = Annual           RM98-3422
               TEXAS                         G = Good Until S     C-40332
               WASHINGTON                    G = Good Until S     C-34216
               WISCONSIN                     A = Annual           265913-03

STI Classic Funds -- Investment Grade Tax-Ex Bond Fd - TS

               ARIZONA                       A = Annual           S-0031252-QUAL
               IOWA                          A = Annual           I-27907
               MASSACHUSETTS                 A = Annual           95-5680
               MARYLAND                      A = Annual           SM931635
               MAINE                         A = Annual           MF-R-98-11508
               MICHIGAN                      A = Annual           219869
               MISSISSIPPI                   A = Annual           MF-92-04-032
               MONTANA                       A = Annual           030879
               NORTH DAKOTA                  G = Good Until S     H263
               NEBRASKA                      A = Annual           041070
               NEW MEXICO                    A = Annual           985518
               PUERTO RICO                   A = Annual           S-13056
               SOUTH DAKOTA                  A = Annual           15773
               TENNESSEE                     A = Annual           RM98-3422
               TEXAS                         G = Good Until S     C-40333
               VERMONT                       A = Annual           4/13/92-05
               WASHINGTON                    G = Good Until S     C-34217
               WISCONSIN                     A = Annual           265907-03

STI Classic Funds -- U.S. Government Securities Fund

               ALASKA                        O = Other            98-03944
               ALABAMA                       A = Annual           703794
               ARKANSAS                      A = Annual           92-M0187-11
               CONNECTICUT                   A = Annual           SI29833
               DELAWARE                      A = Annual           3445
               HAWAII                        A = Annual
               IDAHO                         A = Annual           44649
               KANSAS                        A = Annual           94S0001259
               MISSOURI                      A = Annual           1992-00365
               NEVADA                        A = Annual
               NEW YORK                      O = Other            S-26 71 80
               RHODE ISLAND                  A = Annual
               SOUTH CAROLINA                A = Annual           MF8424
               WEST VIRGINIA                 G = Good Until S     BC-30617

STI Classic Funds -- U.S. Government Securities Fund, FS

               ARIZONA                       A = Annual           S-0053504-QUAL
               IOWA                          A = Annual           I-38340
               MASSACHUSETTS                 A = Annual           95-4511-M
               MARYLAND                      A = Annual           SM950606
               MAINE                         A = Annual           MF-R-98-11509
               MICHIGAN                      A = Annual           219822
               MISSISSIPPI                   G = Good Until S     MF-95-05-138
               MONTANA                       A = Annual           033293
               NORTH DAKOTA                  A = Annual           S166
               NEBRASKA                      A = Annual           041186
               PUERTO RICO                   A = Annual           S-18085
               SOUTH DAKOTA                  A = Annual           16205
               TENNESSEE                     A = Annual           RM98-3422
               TEXAS                         G = Good Until S     C-47773
               WASHINGTON                    G = Good Until S     C-51328
               WISCONSIN                     A = Annual           302254-03

STI Classic Funds -- U.S. Government Securities Fund - IS

               ARIZONA                       A = Annual           S-0053505-QUAL
               IOWA                          A = Annual           I-37842
               MASSACHUSETTS                 A = Annual           95-5694
               MARYLAND                      A = Annual           SM940602
               MAINE                         A = Annual           MF-R-98-11177
               MICHIGAN                      A = Annual           219815
               MISSISSIPPI                   G = Good Until S     MF-94-04-024
               MONTANA                       A = Annual           030640
               NORTH DAKOTA                  A = Annual           S167
               NEBRASKA                      A = Annual           041132
               PUERTO RICO                   A = Annual           S-14752
               SOUTH DAKOTA                  A = Annual           15771
               TENNESSEE                     A = Annual           RM98-3422
               TEXAS                         G = Good Until S     C-45003
               WASHINGTON                    G = Good Until S     C-38417
               WISCONSIN                     A = Annual           287103-03

STI Classic Funds -- U.S. Government Securities Fund - TS

               ARIZONA                       A = Annual           S-0039611-QUAL
               IOWA                          A = Annual           I-31789
               MASSACHUSETTS                 A = Annual           95-5691
               MARYLAND                      A = Annual           SM940601
               MAINE                         A = Annual           MF-R-98-11178
               MICHIGAN                      A = Annual           219818
               MISSISSIPPI                   G = Good Until S     MF-94-04-021
               MONTANA                       A = Annual           030641
               NORTH DAKOTA                  G = Good Until S     N471
               NEBRASKA                      A = Annual           041133
               NEW MEXICO                    A = Annual           985521
               PUERTO RICO                   A = Annual           S-14753
               SOUTH DAKOTA                  A = Annual           15770
               TENNESSEE                     A = Annual           RM98-3422
               TEXAS                         G = Good Until S     C-45004
               VERMONT                       A = Annual           4/04/94-07
               WASHINGTON                    G = Good Until S     C-38418
               WISCONSIN                     A = Annual           287100-03

STI Classic Funds -- Limited-Term Fed. Mortgage Sec. Fund

               ALASKA                        O = Other            98-03952
               ALABAMA                       A = Annual           703816
               ARKANSAS                      A = Annual           92-M0187-09
               CONNECTICUT                   A = Annual           SI29831
               DELAWARE                      A = Annual           3439
               HAWAII                        A = Annual
               IDAHO                         A = Annual           44648
               KANSAS                        A = Annual           94S0001258
               MISSOURI                      A = Annual           1992-00365
               NEVADA                        A = Annual
               NEW YORK                      O = Other            S-26 71 79
               RHODE ISLAND                  A = Annual
               SOUTH CAROLINA                A = Annual           MF8425
               WEST VIRGINIA                 G = Good Until S     BC-30612

STI Classic Funds -- Ltd-Term Fed. Mortgage Sec.,FS

               ARIZONA                       A = Annual           S-0053492-QUAL
               IOWA                          A = Annual           I-38339
               MASSACHUSETTS                 A = Annual           96-5485-MR
               MARYLAND                      A = Annual           SM950604
               MAINE                         A = Annual           MF-R-98-11507
               MICHIGAN                      A = Annual           219821
               MISSISSIPPI                   G = Good Until S     MF-95-05-139
               MONTANA                       A = Annual           33290
               NORTH DAKOTA                  A = Annual           S154
               NEBRASKA                      A = Annual           041182
               PUERTO RICO                   A = Annual           S-15856
               SOUTH DAKOTA                  A = Annual           16206
               TENNESSEE                     A = Annual           RM97-3422
               TEXAS                         G = Good Until S     C-47769
               WASHINGTON                    G = Good Until S     C-51329
               WISCONSIN                     A = Annual           302258-03

STI Classic Funds -- Ltd-Term Fed. Mort. Sec. Fund - IS

               ARIZONA                       A = Annual           S-0053493-QUAL
               IOWA                          A = Annual           I-37840
               MASSACHUSETTS                 A = Annual           96-5484-MR
               MARYLAND                      A = Annual           SM940606
               MAINE                         A = Annual           MF-R-98-11179
               MICHIGAN                      A = Annual           219813
               MISSISSIPPI                   G = Good Until S     MF-94-04-026
               MONTANA                       A = Annual           030638
               NORTH DAKOTA                  A = Annual           S155
               NEBRASKA                      A = Annual           041130
               PUERTO RICO                   A = Annual           S-14757
               SOUTH DAKOTA                  A = Annual           15768
               TENNESSEE                     A = Annual           RM98-3422
               TEXAS                         G = Good Until S     C-45001
               WASHINGTON                    G = Good Until S     C-38383
               WISCONSIN                     A = Annual           287105-03

STI Classic Funds -- Ltd-Term Fed. Mort. Sec. Fund - TS

               ARIZONA                       A = Annual           S-0039610-QUAL
               IOWA                          A = Annual           I-31790
               MASSACHUSETTS                 A = Annual           96-5483-MR
               MARYLAND                      A = Annual           SM940605
               MAINE                         A = Annual           MF-R-98-11180
               MICHIGAN                      A = Annual           219816
               MISSISSIPPI                   G = Good Until S     MF-94-04-023
               MONTANA                       A = Annual           030639
               NORTH DAKOTA                  G = Good Until S     N470
               NEBRASKA                      A = Annual           041131
               NEW MEXICO                    A = Annual           985106
               PUERTO RICO                   A = Annual           S-14756
               SOUTH DAKOTA                  A = Annual           15769
               TENNESSEE                     A = Annual           RM98-3422
               TEXAS                         G = Good Until S     C-45002
               VERMONT                       A = Annual           4/04/94-09
               WASHINGTON                    G = Good Until S     C-38419
               WISCONSIN                     A = Annual           287102-03

STI Classic Funds -- Short-Term Bond Fund

               ALASKA                        O = Other            99-02293
               ALABAMA                       A = Annual           703144
               ARKANSAS                      A = Annual           92-M0187-12
               CONNECTICUT                   A = Annual           SI23759
               DELAWARE                      A = Annual
               HAWAII                        A = Annual
               IDAHO                         A = Annual           42966
               KANSAS                        A = Annual           93S0000986
               MISSOURI                      A = Annual           1992-00365
               NEVADA                        A = Annual
               NEW YORK                      O = Other            S 26 24 98
               RHODE ISLAND                  A = Annual
               SOUTH CAROLINA                A = Annual           MF7390

STI Classic Funds -- Short-Term Bond Fund, Flex Shares

               ARIZONA                       A = Annual           S-0053497-QUAL
               IOWA                          A = Annual           I-38338
               MASSACHUSETTS                 A = Annual           95-4512-M
               MARYLAND                      A = Annual           SM950605
               MAINE                         A = Annual           MF-R-98-11503
               MICHIGAN                      A = Annual           219820
               MISSISSIPPI                   G = Good Until S     MF-95-05-140
               MONTANA                       A = Annual           033291
               NORTH DAKOTA                  A = Annual           S159
               NEBRASKA                      A = Annual           041183
               PUERTO RICO                   A = Annual           S-15866
               SOUTH DAKOTA                  A = Annual           16207
               TENNESSEE                     A = Annual           RM98-3422
               TEXAS                         G = Good Until S     C-47770
               WASHINGTON                    G = Good Until S     C-51330
               WISCONSIN                     A = Annual           302255-03
               WEST VIRGINIA                 G = Good Until S     BC-30614

STI Classic Funds -- Short-Term Bond Fund - IS

               ARIZONA                       A = Annual           S-0053498-QUAL
               IOWA                          A = Annual           I-37839
               MASSACHUSETTS                 A = Annual           95-5702
               MARYLAND                      A = Annual           SM931643
               MAINE                         A = Annual           MF-R 99-3690
               MICHIGAN                      A = Annual           222593
               MISSISSIPPI                   G = Good Until S     MF-93-01-033
               MONTANA                       A = Annual           030874
               NORTH DAKOTA                  A = Annual           S160
               NEBRASKA                      A = Annual           036140
               PUERTO RICO                   A = Annual           S-13493
               SOUTH DAKOTA                  A = Annual           10000
               TENNESSEE                     A = Annual           RM98-3422
               TEXAS                         G = Good Until S     C-47939
               WASHINGTON                    G = Good Until S     C-35559
               WISCONSIN                     A = Annual           272040-03

STI Classic Funds -- Short-Term Bond Fund - TS

               ARIZONA                       A = Annual           S-0032553-QUAL
               IOWA                          A = Annual           I-29334
               MASSACHUSETTS                 A = Annual           95-5701
               MARYLAND                      A = Annual           SM931644
               MAINE                         A = Annual           MF-R 99-7954
               MICHIGAN                      A = Annual           222596
               MISSISSIPPI                   G = Good Until S     MF-93-01-034
               MONTANA                       A = Annual           030869
               NORTH DAKOTA                  G = Good Until S     I429
               NEBRASKA                      A = Annual           036141
               NEW MEXICO                    A = Annual           990611
               PUERTO RICO                   A = Annual           S-13493-1
               SOUTH DAKOTA                  A = Annual           13715
               TENNESSEE                     A = Annual           RM98-3422
               TEXAS                         G = Good Until S     C-47940
               VERMONT                       A = Annual           #1/04/93-04
               WASHINGTON                    G = Good Until S     C-35560
               WISCONSIN                     A = Annual           272041-03

STI Classic Funds -- Short-Term U.S. Treasury Sec. Fund

               ALASKA                        O = Other            99-02294
               ALABAMA                       A = Annual           703145
               ARKANSAS                      A = Annual           92-M0187-08
               CONNECTICUT                   A = Annual           SI23758
               DELAWARE                      A = Annual
               HAWAII                        A = Annual
               IDAHO                         A = Annual           42967
               KANSAS                        A = Annual           93S0000987
               MISSOURI                      A = Annual           1992-00365
               NEVADA                        A = Annual
               NEW YORK                      O = Other            S 26 24 98
               RHODE ISLAND                  A = Annual
               SOUTH CAROLINA                A = Annual           MF7377

STI Classic Funds -- Short-Term U.S. Treas. Sec. Fund, FS

               ARIZONA                       A = Annual           S-0053499-QUAL
               IOWA                          A = Annual           I-38337
               MASSACHUSETTS                 A = Annual           95-4517-M
               MARYLAND                      A = Annual           SM950603
               MAINE                         A = Annual           MF-R-98-11504
               MICHIGAN                      A = Annual           219819
               MISSISSIPPI                   G = Good Until S     MF-95-05-141
               MONTANA                       A = Annual           033294
               NORTH DAKOTA                  A = Annual           S161
               NEBRASKA                      A = Annual           041184
               PUERTO RICO                   A = Annual           S-15865
               SOUTH DAKOTA                  A = Annual           16208
               TENNESSEE                     A = Annual           RM98-3422
               TEXAS                         G = Good Until S     C-47771
               WASHINGTON                    G = Good Until S     C-51331
               WISCONSIN                     A = Annual           302259-03
               WEST VIRGINIA                 G = Good Until S     BC-30615

STI Classic Funds -- Short-Term U.S. Treas. Sec. Fd - IS

               ARIZONA                       A = Annual           S-0053500-QUAL
               IOWA                          A = Annual           I-37838
               MASSACHUSETTS                 A = Annual           95-5700
               MARYLAND                      A = Annual           SM931642
               MAINE                         A = Annual           MF-R 99-3691
               MICHIGAN                      A = Annual           222595
               MISSISSIPPI                   G = Good Until S     MF-93-01-035
               MONTANA                       A = Annual           030870
               NORTH DAKOTA                  A = Annual           S162
               NEBRASKA                      A = Annual           036142
               PUERTO RICO                   A = Annual           S-13492-2
               SOUTH DAKOTA                  A = Annual           9999
               TENNESSEE                     A = Annual           RM98-3422
               TEXAS                         G = Good Until S     C-47941
               WASHINGTON                    G = Good Until S     C-35561
               WISCONSIN                     A = Annual           272042-03

STI Classic Funds -- Short-Term U.S. Treas. Sec. Fd - TS

               ARIZONA                       A = Annual           S-0032555-QUAL
               IOWA                          A = Annual           I-29336
               MASSACHUSETTS                 A = Annual           95-5699
               MARYLAND                      A = Annual           SM931645
               MAINE                         A = Annual           MF-R 99-7653
               MICHIGAN                      A = Annual           222594
               MISSISSIPPI                   G = Good Until S     MF-93-01-036
               MONTANA                       A = Annual           030871
               NORTH DAKOTA                  G = Good Until S     I431
               NEBRASKA                      A = Annual           036143
               NEW MEXICO                    A = Annual           990612
               PUERTO RICO                   A = Annual           S-13492-1
               SOUTH DAKOTA                  A = Annual           13716
               TENNESSEE                     A = Annual           RM98-3422
               TEXAS                         G = Good Until S     C-41784
               VERMONT                       A = Annual           #1/04/93-02
               WASHINGTON                    G = Good Until S     C-35562
               WISCONSIN                     A = Annual           272043-03

STI Classic Funds -- Florida Tax-Exempt Bond Fund, FS

               IOWA                          A = Annual           I-38336
               NEBRASKA                      A = Annual
               SOUTH DAKOTA                  A = Annual           16203
               TENNESSEE                     A = Annual           RM98-3422

STI Classic Funds -- Florida Tax-Exempt Bond Fund - IS

               NEBRASKA                      A = Annual
               WASHINGTON                    G = Good Until S     C-37435

STI Classic Funds -- Florida Tax-Exempt Bond Fund - TS

               NEBRASKA                      A = Annual
               TENNESSEE                     A = Annual           RM98-3422

STI Classic Funds -- Georgia Tax-Exempt Bond Fund, FS

               NEBRASKA                      A = Annual
               SOUTH DAKOTA                  A = Annual           16209
               TENNESSEE                     A = Annual           RM98-3422

STI Classic Funds -- Georgia Tax-Exempt Bond Fund - IS

               NEBRASKA                      A = Annual
               WASHINGTON                    G = Good Until S     C-37437

STI Classic Funds -- Georgia Tax-Exempt Bond Fund - TS

               NEBRASKA                      A = Annual
               TENNESSEE                     A = Annual           RM98-3422

STI Classic Funds -- Prime Quality Money Market Fund

               ALASKA                        O = Other            98-03946
               ALABAMA                       A = Annual           703234
               ARKANSAS                      A = Annual           92-M0187-01
               CONNECTICUT                   A = Annual           SI18365
               DELAWARE                      A = Annual           3440
               HAWAII                        A = Annual
               IDAHO                         A = Annual           41322
               KANSAS                        A = Annual           92S0001098
               MISSOURI                      A = Annual           1992-00365
               NEVADA                        A = Annual
               NEW YORK                      O = Other            S 26 01 23
               RHODE ISLAND                  A = Annual
               SOUTH CAROLINA                A = Annual           MF7420

STI Classic Funds -- Prime Quality Money Market Fund - IS

               ARIZONA                       A = Annual           S-0053496-QUAL
               IOWA                          A = Annual           I-37841
               MASSACHUSETTS                 A = Annual           95-5682
               MARYLAND                      A = Annual           SM931634
               MAINE                         A = Annual           MF-R 99-3692
               MICHIGAN                      A = Annual           225481
               MISSISSIPPI                   A = Annual           MF-92-04-027
               MONTANA                       A = Annual           030881
               NORTH DAKOTA                  A = Annual           S158
               NEBRASKA                      A = Annual           041071
               PUERTO RICO                   A = Annual           S-13058
               SOUTH DAKOTA                  A = Annual           10236
               TENNESSEE                     A = Annual           RM98-3422
               TEXAS                         G = Good Until S     C-48200
               WASHINGTON                    G = Good Until S     C-34208
               WISCONSIN                     A = Annual           265909-03

STI Classic Funds -- Prime Quality Money Market Fund - TS

               ARIZONA                       A = Annual           S-0031254-QUAL
               IOWA                          A = Annual           I-27903
               MASSACHUSETTS                 A = Annual           96-5468-MR
               MARYLAND                      A = Annual           SM931640
               MAINE                         A = Annual           MF-R-98-11505
               MICHIGAN                      A = Annual           219876
               MISSISSIPPI                   A = Annual           MF-92-04-026
               MONTANA                       A = Annual           030884
               NORTH DAKOTA                  G = Good Until S     H265
               NEBRASKA                      A = Annual           041072
               NEW MEXICO                    A = Annual           985520
               PUERTO RICO                   A = Annual           S-13058-1
               SOUTH DAKOTA                  A = Annual           15776
               TENNESSEE                     A = Annual           RM98-3422
               TEXAS                         G = Good Until S     C-40335
               VERMONT                       A = Annual           4/13/92-01
               WASHINGTON                    G = Good Until S     C-34209
               WISCONSIN                     A = Annual           265903-03

STI Classic Funds -- U.S. Gov't. Securities MM Fund

               ALASKA                        O = Other            98-03947
               ALABAMA                       A = Annual           703235
               ARKANSAS                      A = Annual           92-M0187-02
               CONNECTICUT                   A = Annual           SI18366
               DELAWARE                      A = Annual           3446
               HAWAII                        A = Annual
               IDAHO                         A = Annual           41408
               KANSAS                        A = Annual           92S0001100
               MISSOURI                      A = Annual           1992-00365
               NEVADA                        A = Annual
               NEW YORK                      O = Other            S 26 01 24
               RHODE ISLAND                  A = Annual
               SOUTH CAROLINA                A = Annual           MF7423

STI Classic Funds -- U.S. Gov't Securities MM Fund - IS

               ARIZONA                       A = Annual           S-0053506-QUAL
               IOWA                          A = Annual           I-38179
               MASSACHUSETTS                 A = Annual           96-5469-MR
               MARYLAND                      A = Annual           SM931630
               MAINE                         A = Annual           MF-R 99-3629
               MICHIGAN                      A = Annual           225480
               MISSISSIPPI                   A = Annual           MF-92-04-035
               MONTANA                       A = Annual           030887
               NORTH DAKOTA                  A = Annual           S168
               NEBRASKA                      A = Annual           041075
               PUERTO RICO                   A = Annual           S-13059
               SOUTH DAKOTA                  A = Annual           9998
               TENNESSEE                     A = Annual           RM98-0123
               TEXAS                         G = Good Until S     C-40338
               WASHINGTON                    G = Good Until S     C-34210
               WISCONSIN                     A = Annual           265910-03

STI Classic Funds -- U.S. Gov't Securities MM Fund - TS

               ARIZONA                       A = Annual           S-0031258-QUAL
               IOWA                          A = Annual           I-27904
               MASSACHUSETTS                 A = Annual           96-6068-MR
               MARYLAND                      A = Annual           SM931826
               MAINE                         A = Annual           MF-R-98-11510
               MICHIGAN                      A = Annual           219875
               MISSISSIPPI                   A = Annual           MF-92-04-034
               MONTANA                       A = Annual           030888
               NORTH DAKOTA                  G = Good Until S     H269
               NEBRASKA                      A = Annual           041076
               NEW MEXICO                    A = Annual           985107
               PUERTO RICO                   A = Annual           S-13059-1
               SOUTH DAKOTA                  A = Annual           15772
               TENNESSEE                     A = Annual           RM98-0123
               TEXAS                         G = Good Until S     C-40339
               VERMONT                       A = Annual           4/13/92-02
               WASHINGTON                    G = Good Until S     C-34211
               WISCONSIN                     A = Annual           265904-03

STI Classic Funds -- Tax-Exempt Money Market Fund

               ALASKA                        O = Other            98-03945
               ALABAMA                       A = Annual           703236
               ARKANSAS                      A = Annual           92-M0187-03
               CONNECTICUT                   A = Annual           SI18367
               DELAWARE                      A = Annual           3444
               HAWAII                        A = Annual
               IDAHO                         A = Annual           41407
               KANSAS                        A = Annual           92S0001099
               MISSOURI                      A = Annual           1992-00365
               NEVADA                        A = Annual
               NEW YORK                      O = Other            S 26 01 25
               RHODE ISLAND                  A = Annual
               SOUTH CAROLINA                A = Annual           MF7744

STI Classic Funds -- Tax-Exempt Money Market Fund - IS

               ARIZONA                       A = Annual           S-0053503-QUAL
               IOWA                          A = Annual           I-37849
               MASSACHUSETTS                 A = Annual           95-5686
               MARYLAND                      A = Annual           SM931632
               MAINE                         A = Annual           MF-R 99-3633
               MICHIGAN                      A = Annual           219872
               MISSISSIPPI                   A = Annual           MF-92-04-030
               MONTANA                       A = Annual           030885
               NORTH DAKOTA                  A = Annual           S165
               NEBRASKA                      A = Annual           041073
               PUERTO RICO                   A = Annual           S-13060
               SOUTH DAKOTA                  A = Annual           9994
               TENNESSEE                     A = Annual           RM98-3422
               TEXAS                         G = Good Until S     C-40336
               WASHINGTON                    G = Good Until S     C-34212
               WISCONSIN                     A = Annual           265911-03

STI Classic Funds -- Tax-Exempt Money Market Fund - TS

               ARIZONA                       A = Annual           S-0031256-QUAL
               IOWA                          A = Annual           I-27905
               MASSACHUSETTS                 A = Annual           95-5677
               MARYLAND                      A = Annual           SM931631
               MAINE                         A = Annual           MF-R-98-11511
               MICHIGAN                      A = Annual           219873
               MISSISSIPPI                   A = Annual           MF-92-04-031
               MONTANA                       A = Annual           030886
               NORTH DAKOTA                  G = Good Until S     H267
               NEBRASKA                      A = Annual           041074
               NEW MEXICO                    A = Annual           985515
               PUERTO RICO                   A = Annual           S-13060-1
               SOUTH DAKOTA                  A = Annual           15775
               TENNESSEE                     A = Annual           RM98-3422
               TEXAS                         G = Good Until S     C-40337
               VERMONT                       A = Annual           4/13/92-03
               WASHINGTON                    G = Good Until S     C-34213
               WISCONSIN                     A = Annual           265905-03

STI Classic Funds -- International Equity Fund

               ALASKA                        O = Other            98 01010
               ALABAMA                       A = Annual
               ARKANSAS                      A = Annual           92-M0187-16
               CONNECTICUT                   A = Annual           SI35860
               DELAWARE                      A = Annual
               HAWAII                        A = Annual
               IDAHO                         A = Annual           46081
               KANSAS                        A = Annual           96S0000254
               MISSOURI                      A = Annual           1992-00365
               NEVADA                        A = Annual
               NEW YORK                      O = Other            S 27 28 82
               RHODE ISLAND                  A = Annual
               SOUTH CAROLINA                A = Annual           MF9355
               WEST VIRGINIA                 G = Good Until S     BC-30608

STI Classic Funds -- International Equity Fund, Flex Shares

               ARIZONA                       A = Annual           S-0053484-QUAL
               IOWA                          A = Annual           I-34738
               MASSACHUSETTS                 A = Annual           96-5481-MR
               MARYLAND                      A = Annual           SM951033
               MAINE                         A = Annual           MF-R 99-3315
               MICHIGAN                      A = Annual           220836
               MISSISSIPPI                   G = Good Until S     MF-95-09-037
               MONTANA                       A = Annual           033738
               NORTH DAKOTA                  A = Annual           S146
               NEBRASKA                      A = Annual           032050
               PUERTO RICO                   A = Annual           S-16148-2
               SOUTH DAKOTA                  A = Annual           11641
               TENNESSEE                     A = Annual           RM98-3422
               TEXAS                         G = Good Until S     C-48405
               WASHINGTON                    G = Good Until S     C-52753
               WISCONSIN                     A = Annual           305378-03

STI Classic Funds -- International Equity Fund - IS

               ARIZONA                       A = Annual           S-0053485-QUAL
               IOWA                          A = Annual           I-34739
               MASSACHUSETTS                 A = Annual           96-5472-MR
               MARYLAND                      A = Annual           SM951032
               MAINE                         A = Annual           MF-R 99-3316
               MICHIGAN                      A = Annual           220834
               MISSISSIPPI                   G = Good Until S     MF-95-09-036
               MONTANA                       A = Annual           33739
               NORTH DAKOTA                  A = Annual           S147
               NEBRASKA                      A = Annual           032051
               PUERTO RICO                   A = Annual           S-16148-1
               SOUTH DAKOTA                  A = Annual           11642
               TENNESSEE                     A = Annual           RM98-3422
               TEXAS                         G = Good Until S     C-48406
               WASHINGTON                    G = Good Until S     C-52752
               WISCONSIN                     A = Annual           305379-03

STI Classic Funds -- International Equity Fund - TS

               ARIZONA                       A = Annual           S-0046146-QUAL
               IOWA                          A = Annual           I-34740
               MASSACHUSETTS                 A = Annual           96-5473-MR
               MARYLAND                      A = Annual           SM951031
               MAINE                         A = Annual           MF-R 99-3317
               MICHIGAN                      A = Annual           220835
               MISSISSIPPI                   G = Good Until S     MF-95-09-035
               MONTANA                       A = Annual           33740
               NORTH DAKOTA                  G = Good Until S     N324
               NEBRASKA                      A = Annual           032052
               NEW MEXICO                    A = Annual           988441
               PUERTO RICO                   A = Annual           S-16148
               SOUTH DAKOTA                  A = Annual           11643
               TENNESSEE                     A = Annual           RM98-3422
               TEXAS                         G = Good Until S     C-48407
               VERMONT                       A = Annual           9/18/95-08
               WASHINGTON                    G = Good Until S     C-51887
               WISCONSIN                     A = Annual           305380-03

STI Classic Inst. U.S. Treasury Securities Money Market

               NEW YORK                      O = Other            S 27 71 27
               TENNESSEE                     A = Annual           M98-3422

STI Classic Institutional Cash Management MM Fund

               NEW YORK                      O = Other            S 27 71 26
               TENNESSEE                     A = Annual           RM98-3422
               WEST VIRGINIA                 G = Good Until S     BC-30606

STI Classic Funds -- Small Cap Equity Fund

               ALASKA                        O = Other            99-01855
               ALABAMA                       A = Annual
               ARKANSAS                      A = Annual           92-M0187-21
               CONNECTICUT                   A = Annual           SI41862
               DELAWARE                      A = Annual
               HAWAII                        A = Annual
               IDAHO                         A = Annual           47527
               KANSAS                        A = Annual           97S0000652
               MISSOURI                      A = Annual           1992-00368
               MONTANA                       A = Annual           36238
               NEVADA                        A = Annual
               NEW YORK                      O = Other            S 27 73 57
               RHODE ISLAND                  A = Annual
               SOUTH CAROLINA                A = Annual           MF10395

STI Classic Funds -- Small Cap Equity Fund, Flex Shares

               ARIZONA                       A = Annual           S-0054594-QUAL
               IOWA                          A = Annual           I-38676
               MASSACHUSETTS                 A = Annual
               MARYLAND                      A = Annual           SM970817
               MAINE                         A = Annual           MF-R-98-11506
               MICHIGAN                      A = Annual           228102
               MISSISSIPPI                   A = Annual           MF-97-05-218
               MONTANA                       A = Annual           37007
               NORTH DAKOTA                  A = Annual           S879
               NEBRASKA                      A = Annual           041273
               NEW MEXICO                    A = Annual           985523
               PUERTO RICO                   A = Annual           S-17663-1
               SOUTH DAKOTA                  A = Annual           9196
               TENNESSEE                     A = Annual           RM98-3422
               TEXAS                         G = Good Until S     C-53015
               VERMONT                       A = Annual           6/06/97-16
               WASHINGTON                    G = Good Until S     C-56123
               WISCONSIN                     A = Annual           332590-03
               WEST VIRGINIA                 G = Good Until S     MF-22332

STI Classic Funds -- Small Cap Equity Fund, Trust Shares

               ARIZONA                       A = Annual           S-0053076-QUAL
               IOWA                          A = Annual           I-37651
               MASSACHUSETTS                 A = Annual
               MARYLAND                      A = Annual           SM962000
               MAINE                         A = Annual           MF-R 99-5929
               MICHIGAN                      A = Annual           226786
               MISSISSIPPI                   A = Annual           MF-96-12-079
               NORTH DAKOTA                  A = Annual           R908
               NEBRASKA                      A = Annual           035459
               NEW MEXICO                    A = Annual           988440
               PUERTO RICO                   A = Annual           S-17663
               SOUTH DAKOTA                  A = Annual           8669
               TENNESSEE                     A = Annual           RM98-3422
               TEXAS                         G = Good Until S     C-51878
               VERMONT                       A = Annual           12/11/96-02
               WASHINGTON                    G = Good Until S     C-55068
               WISCONSIN                     A = Annual           324676-03
               WEST VIRGINIA                 G = Good Until S     BC-3246

STI Classic Funds -- Emerging Markets Equity Fund

               ALASKA                        O = Other            99-01854
               ALABAMA                       A = Annual
               ARKANSAS                      A = Annual           92-M0187-20
               CONNECTICUT                   A = Annual           SI41861
               DELAWARE                      A = Annual
               HAWAII                        A = Annual
               IDAHO                         A = Annual           47528
               KANSAS                        A = Annual           97S0000651
               MISSOURI                      A = Annual           1992-00365
               MONTANA                       A = Annual           36234
               NEVADA                        A = Annual
               NEW YORK                      O = Other            S 27 73 56
               RHODE ISLAND                  A = Annual
               SOUTH CAROLINA                A = Annual           MF10387

STI Classic Funds -- Emerging Markets Equity Fund, Trust Shares

               ARIZONA                       A = Annual           S-0053075-QUAL
               IOWA                          A = Annual           I-37650
               MASSACHUSETTS                 A = Annual
               MARYLAND                      A = Annual           SM961999
               MAINE                         A = Annual           MF-R 99-5930
               MICHIGAN                      A = Annual           226787
               MISSISSIPPI                   A = Annual           MF-96-12-080
               NORTH DAKOTA                  A = Annual           R907
               NEBRASKA                      A = Annual           035458
               NEW MEXICO                    A = Annual           988439
               PUERTO RICO                   A = Annual           S-17662
               SOUTH DAKOTA                  A = Annual           8668
               TENNESSEE                     A = Annual           RM98-3422
               TEXAS                         G = Good Until S     C-51877
               VERMONT                       A = Annual           12/11/96-03
               WASHINGTON                    G = Good Until S     C-55069
               WISCONSIN                     A = Annual           324306-03
               WEST VIRGINIA                 G = Good Until S     BC-3245

STI Classic Funds -- Small Cap Growth Stock Fund

               ALASKA                        O = Other            99-00865
               ALABAMA                       A = Annual
               ARKANSAS                      A = Annual           92-M0187-24
               CONNECTICUT                   A = Annual           SI48244
               DELAWARE                      A = Annual
               HAWAII                        A = Annual
               IDAHO                         A = Annual           49844
               KANSAS                        A = Annual           99s0000318
               MISSOURI                      A = Annual           1992-00365
               MONTANA                       A = Annual           39881
               NEVADA                        A = Annual
               NEW YORK                      O = Other
               RHODE ISLAND                  A = Annual
               SOUTH CAROLINA                A = Annual           MF11813

STI Classic Funds -- Small Cap Growth Stock Fd - FS

               ARIZONA                       A = Annual           S-0060916-QUAL
               IOWA                          A = Annual           I-43085
               MASSACHUSETTS                 A = Annual
               MARYLAND                      A = Annual           sm982785
               MAINE                         A = Annual           MF 99-6498
               MICHIGAN                      A = Annual           229880
               MISSISSIPPI                   A = Annual           MF-98-12-119
               MONTANA                       A = Annual           40486
               NORTH DAKOTA                  G = Good Until S     X142
               NEBRASKA                      A = Annual           034233
               NEW MEXICO                    A = Annual           685942
               PUERTO RICO                   A = Annual           S-20327
               SOUTH DAKOTA                  A = Annual           17683
               TENNESSEE                     A = Annual
               TEXAS                         G = Good Until S     C-57913
               VERMONT                       A = Annual           12/17/98-12
               WASHINGTON                    G = Good Until S     c-60671
               WISCONSIN                     A = Annual           359614-03
               WEST VIRGINIA                 G = Good Until S     MF-33845

STI Classic Funds -- Small Cap Growth Stock Fund - TS

               ARIZONA                       A = Annual           S-0059953-QUAL
               IOWA                          A = Annual           I-42406
               MASSACHUSETTS                 A = Annual
               MARYLAND                      A = Annual           SM982094
               MAINE                         A = Annual           MF 99-2757
               MICHIGAN                      A = Annual           229051
               MISSISSIPPI                   A = Annual           MF-98-09-198
               NORTH DAKOTA                  G = Good Until S     W845
               NEBRASKA                      A = Annual           031146
               NEW MEXICO                    A = Annual           681767
               PUERTO RICO                   A = Annual           S-19966
               SOUTH DAKOTA                  A = Annual           17099
               TENNESSEE                     A = Annual           M98-4014
               TEXAS                         G = Good Until S     C-57199
               VERMONT                       A = Annual           9/30/98-28
               WASHINGTON                    G = Good Until S     C-59955
               WISCONSIN                     A = Annual           354324-03
               WEST VIRGINIA                 G = Good Until S     MF-33168

STI Classic Funds -- Tax Sensitive Growth Stock Fund

               ALASKA                        O = Other            99-01978
               ALABAMA                       A = Annual
               ARKANSAS                      A = Annual           92-M0187-25
               CONNECTICUT                   A = Annual           SI49089
               DELAWARE                      A = Annual           710
               HAWAII                        A = Annual
               IDAHO                         A = Annual           50183
               KANSAS                        A = Annual           99s0000668
               MISSOURI                      A = Annual           1992-00365
               MONTANA                       A = Annual           40487
               NEVADA                        A = Annual
               NEW YORK                      O = Other            S 28 56 26
               RHODE ISLAND                  A = Annual
               SOUTH CAROLINA                A = Annual           MF11973

STI Classic Funds -- Tax Sensitive Growth Stock Fund - Flex

               ARIZONA                       A = Annual           S-0060917-QUAL
               IOWA                          A = Annual           I-43086
               MASSACHUSETTS                 A = Annual
               MARYLAND                      A = Annual           sm982786
               MAINE                         A = Annual           MF 99-6499
               MICHIGAN                      A = Annual           229879
               MISSISSIPPI                   A = Annual           MF-98-12-118
               MONTANA                       A = Annual           40487
               NORTH DAKOTA                  G = Good Until S     X143
               NEBRASKA                      A = Annual           034234
               NEW MEXICO                    A = Annual           685943
               PUERTO RICO                   A = Annual           S-20330
               SOUTH DAKOTA                  A = Annual           17682
               TENNESSEE                     A = Annual
               TEXAS                         G = Good Until S     C-57914
               VERMONT                       A = Annual           12/17/98-11
               WASHINGTON                    G = Good Until S     c-60670
               WISCONSIN                     A = Annual           359615-03
               WEST VIRGINIA                 G = Good Until S     MF-33844

STI Classic Funds -- Tax Sensitive Growth Stock Fund -- Trust

               ARIZONA                       A = Annual           S-0061071-QUAL
               IOWA                          A = Annual           I-43078
               MASSACHUSETTS                 A = Annual
               MARYLAND                      A = Annual           sm982774
               MAINE                         A = Annual           MF 99-6491
               MICHIGAN                      A = Annual           277934
               MISSISSIPPI                   A = Annual           MF-98-12-115
               NORTH DAKOTA                  G = Good Until S     X144
               NEBRASKA                      A = Annual
               NEW MEXICO                    A = Annual           685842
               PUERTO RICO                   A = Annual           S-20331
               SOUTH DAKOTA                  A = Annual           17613
               TENNESSEE                     A = Annual           M98-4983
               TEXAS                         G = Good Until S     C-57912
               VERMONT                       A = Annual           12/17/98-02
               WASHINGTON                    G = Good Until S     C-60662
               WISCONSIN                     A = Annual           359359-03
               WEST VIRGINIA                 G = Good Until S      33843

STI Classic Funds -- STI Classic U.S. Treasury Sec. MM Fund

               ALASKA                        O = Other            99 03922
               ALABAMA                       A = Annual
               ARKANSAS                      A = Annual           95-M0571-01
               CONNECTICUT                   A = Annual           SI35078
               DELAWARE                      A = Annual           1255
               HAWAII                        A = Annual
               IDAHO                         A = Annual           50791
               KANSAS                        A = Annual           1999S0001295
               MISSOURI                      A = Annual           1996-01143
               NEVADA                        A = Annual
               NEW YORK                      O = Other            S-25 56 46
               RHODE ISLAND                  A = Annual
               SOUTH CAROLINA                A = Annual           MF12265

STI Classic Funds -- STI Classic U.S. Treasury Sec.MM - Trust

               ARIZONA                       A = Annual           S-0062877-QUAL
               IOWA                          A = Annual           I-44409
               MASSACHUSETTS                 A = Annual
               MARYLAND                      A = Annual           SM911551
               MAINE                         A = Annual
               MICHIGAN                      A = Annual           220153
               MISSISSIPPI                   G = Good Until S     MF-95-06-154
               MONTANA                       A = Annual           41391
               NORTH DAKOTA                  G = Good Until S     Y350
               NEBRASKA                      A = Annual
               NEW MEXICO                    A = Annual           997086
               PUERTO RICO                   A = Annual           S-21030
               SOUTH DAKOTA                  A = Annual           18869
               TENNESSEE                     A = Annual           RM99-0037
               TEXAS                         G = Good Until S     C-47994
               VERMONT                       A = Annual           6/27/95-28
               WASHINGTON                    G = Good Until S     C-62012
               WISCONSIN                     A = Annual           369274-03
               WEST VIRGINIA                 G = Good Until S     MF-35208

STI Classic Funds -- Tax Free Money Market Fund

               ALASKA                        O = Other            99 03924
               ALABAMA                       A = Annual
               ARKANSAS                      A = Annual           95-M0571-03
               CONNECTICUT                   A = Annual           SI-35077
               DELAWARE                      A = Annual           1254
               HAWAII                        A = Annual
               IDAHO                         A = Annual           50790
               KANSAS                        A = Annual           97S0000650
               MISSOURI                      A = Annual           1996-01143
               NEVADA                        A = Annual
               NEW YORK                      O = Other            S 25 56 47
               RHODE ISLAND                  A = Annual
               SOUTH CAROLINA                A = Annual           MF12268

STI Classic Funds -- Tax Free Money Market Fund - Investor

               ARIZONA                       A = Annual           S-0062876-QUAL
               IOWA                          A = Annual           I-37652
               MASSACHUSETTS                 A = Annual
               MARYLAND                      A = Annual           SM940632
               MAINE                         A = Annual           MF-R 99-4767
               MICHIGAN                      A = Annual           220152
               MISSISSIPPI                   G = Good Until S     MF-95-06-153
               MONTANA                       A = Annual           36214
               NORTH DAKOTA                  G = Good Until S     S815
               NEBRASKA                      A = Annual           033015
               NEW MEXICO                    A = Annual           670888
               PUERTO RICO                   A = Annual           S-17737
               SOUTH DAKOTA                  A = Annual           15452
               TENNESSEE                     A = Annual           RM99-0037
               TEXAS                         G = Good Until S     C-47991
               VERMONT                       A = Annual           6/27/95-27
               WASHINGTON                    G = Good Until S     C-55070
               WISCONSIN                     A = Annual           324679-03
               WEST VIRGINIA                 G = Good Until S     MF-35196

STI Classic Funds -- Tax Free Money Market Fund - Trust Shares

               ARIZONA                       A = Annual           S-0063063-QUAL
               IOWA                          A = Annual           I-44408
               MASSACHUSETTS                 A = Annual
               MARYLAND                      A = Annual           SM911550
               MAINE                         A = Annual
               MICHIGAN                      A = Annual           220156
               MISSISSIPPI                   G = Good Until S     MF-95-06-152
               MONTANA                       A = Annual           41390
               NORTH DAKOTA                  G = Good Until S     Y349
               NEBRASKA                      A = Annual
               NEW MEXICO                    A = Annual           997085
               PUERTO RICO                   A = Annual           S-21026
               SOUTH DAKOTA                  A = Annual           18870
               TENNESSEE                     A = Annual           RM99-0037
               TEXAS                         G = Good Until S     C-47992
               VERMONT                       A = Annual           6/27/95-26
               WASHINGTON                    G = Good Until S     C-62013
               WISCONSIN                     A = Annual           369275-03
               WEST VIRGINIA                 G = Good Until S     MF-35207

STI Classic Funds -- Institutional U.S. Government Securities

               ALABAMA                       A = Annual
               NEW YORK                      O = Other

STI Classic Funds -- Classic Institutional U.S. Government se

               MARYLAND                      A = Annual           SM941120
               TENNESSEE                     A = Annual

STI Classic Funds  - Growth and Income Fund

               ALASKA                        O = Other            99 03923
               ALABAMA                       A = Annual
               ARKANSAS                      A = Annual           95-M0571-10
               CONNECTICUT                   A = Annual           SI35069
               DELAWARE                      A = Annual           1256
               HAWAII                        A = Annual
               IDAHO                         A = Annual           50789
               KANSAS                        A = Annual           1999S0001294
               MISSOURI                      A = Annual           1996-01143
               NEVADA                        A = Annual
               NEW YORK                      O = Other            S 26 15 09
               RHODE ISLAND                  A = Annual
               SOUTH CAROLINA                A = Annual

STI Classic Funds -- Growth and Income Fund - Flex Shares

               ARIZONA                       A = Annual           S-0062873-QUAL
               IOWA                          A = Annual           I-44406
               MASSACHUSETTS                 A = Annual
               MARYLAND                      A = Annual           SM950326
               MAINE                         A = Annual
               MICHIGAN                      A = Annual           220136
               MISSISSIPPI                   G = Good Until S     MF-95-06-135
               MONTANA                       A = Annual           41387
               NORTH DAKOTA                  A = Annual           Y390
               NEBRASKA                      A = Annual
               PUERTO RICO                   A = Annual           S-21027
               SOUTH DAKOTA                  A = Annual           15459
               TENNESSEE                     A = Annual           RM99-0037
               TEXAS                         G = Good Until S     C-47996
               VERMONT                       A = Annual           6/27/95-07
               WASHINGTON                    G = Good Until S     C-62023
               WISCONSIN                     A = Annual           369276-03
               WEST VIRGINIA                 G = Good Until S     BC-28512

STI Classic Funds -- Growth and Income Fund - Investor Shares

               ARIZONA                       A = Annual           S-0062874-QUAL
               IOWA                          A = Annual           I-44407
               MASSACHUSETTS                 A = Annual
               MARYLAND                      A = Annual           SM940626
               MAINE                         A = Annual
               MICHIGAN                      A = Annual           220146
               MISSISSIPPI                   G = Good Until S     MF-95-06-136
               MONTANA                       A = Annual           41388
               NORTH DAKOTA                  A = Annual           Y391
               NEBRASKA                      A = Annual
               NEW MEXICO                    A = Annual           997084
               PUERTO RICO                   A = Annual           S-21029
               SOUTH DAKOTA                  A = Annual           15458
               TENNESSEE                     A = Annual           RM99-0037
               TEXAS                         G = Good Until S     C-47995
               VERMONT                       A = Annual           6/27/95-08
               WASHINGTON                    G = Good Until S     C-62010
               WISCONSIN                     A = Annual           369277-03
               WEST VIRGINIA                 G = Good Until S     MF-35197

STI Classic Funds -- Growth and Income Fund - Trust Shares

               ARIZONA                       A = Annual           S-0062875-QUAL
               IOWA                          A = Annual           I-44405
               MASSACHUSETTS                 A = Annual
               MARYLAND                      A = Annual           SM920856
               MAINE                         A = Annual
               MICHIGAN                      A = Annual           220137
               MISSISSIPPI                   G = Good Until S     MF-95-06-134
               MONTANA                       A = Annual           41389
               NORTH DAKOTA                  G = Good Until S     Y348
               NEBRASKA                      A = Annual
               NEW MEXICO                    A = Annual           997083
               PUERTO RICO                   A = Annual           S-21028
               SOUTH DAKOTA                  A = Annual           18871
               TENNESSEE                     A = Annual           RM98-0037
               TEXAS                         G = Good Until S     C-47997
               VERMONT                       A = Annual           6/27/95-06
               WASHINGTON                    G = Good Until S     C-62011
               WISCONSIN                     A = Annual           369278-03
               WEST VIRGINIA                 G = Good Until S     MF-35205

STI Classic Funds -- Virginia Intermediate Municipal Bond

               ARKANSAS                      A = Annual           95-M0571-08
               CONNECTICUT                   A = Annual           SI35071
               DELAWARE                      A = Annual
               NEW YORK                      O = Other            S 27 75 77
               SOUTH CAROLINA                A = Annual           MF12267

STI Classic Funds -- Virginia Intermediate Municipal Bond

               MARYLAND                      A = Annual           SM950319
               MICHIGAN                      A = Annual           220139
               MISSISSIPPI                   G = Good Until S     MF-95-06-142
               NEBRASKA                      A = Annual
               SOUTH DAKOTA                  A = Annual           15455
               TENNESSEE                     A = Annual           RM99-0037
               TEXAS                         G = Good Until S     C-47998
               VERMONT                       A = Annual           6/27/95-13
               WEST VIRGINIA                 G = Good Until S     MF-35198

STI Classic Virginia Intermediate Municipal Bond Fd - Trust

               MARYLAND                      A = Annual           SM950320
               MICHIGAN                      A = Annual           220143
               MISSISSIPPI                   G = Good Until S     MF-95-06-140
               NEBRASKA                      A = Annual
               SOUTH DAKOTA                  A = Annual           19033
               TENNESSEE                     A = Annual           RM99-0037
               TEXAS                         G = Good Until S     C-48000
               VERMONT                       A = Annual           6/27/95-12
               WEST VIRGINIA                 G = Good Until S     MF-35206

STI Classic Funds -- Virginia Municipal Bond Fund

               ARKANSAS                      A = Annual           95-M0571-09
               CONNECTICUT                   A = Annual           SI35070
               DELAWARE                      A = Annual           1257
               NEW YORK                      O = Other            S 26 15 10
               SOUTH CAROLINA                A = Annual           MF12266

STI Classic Funds -- Virginia Municipal Bond Fund - Flex Shares

               MARYLAND                      A = Annual           SM950321
               MICHIGAN                      A = Annual           220148
               MISSISSIPPI                   G = Good Until S     MF-95-06-138
               NEBRASKA                      A = Annual
               SOUTH DAKOTA                  A = Annual           15456
               TENNESSEE                     A = Annual           RM99-0037
               TEXAS                         G = Good Until S     C-48002
               VERMONT                       A = Annual           6/27/95-10
               WEST VIRGINIA                 G = Good Until S     BC-28515

STI Classic Funds -- Virginia Municipal Bond Fd - Trust Shares

               MARYLAND                      A = Annual           SM920857
               MICHIGAN                      A = Annual           220147
               MISSISSIPPI                   G = Good Until S     MF-95-06-137
               NEBRASKA                      A = Annual
               TENNESSEE                     A = Annual           RM99-0037
               TEXAS                         G = Good Until S     C-48003
               VERMONT                       A = Annual           6/27/95-09
               WEST VIRGINIA                 G = Good Until S     BC-28516

STI Classic Funds -- Maryland Municipal Bond Fd - Flex Shares

               MARYLAND                      A = Annual           SM960183
               NEBRASKA                      A = Annual
               SOUTH DAKOTA                  A = Annual           15457

STI Classic Funds -- Maryland Municipal Bond Fd -Trust Shares

               MARYLAND                      A = Annual           SM970437
               NEBRASKA                      A = Annual

STI Classic Funds -- Maximum Growth Portfolio

               ALABAMA                       A = Annual

STI Classic Funds -- Maximum Growth Portfolio - Trust Shares

               MARYLAND                      A = Annual           SM970858
               NEBRASKA                      A = Annual
               TENNESSEE                     A = Annual

STI Classic Funds -- Growth and Income Portfolio

               ALABAMA                       A = Annual

STI Classic Funds -- Growth and Income Portfolio - Trust

               MARYLAND                      A = Annual           SM970859
               NEBRASKA                      A = Annual
               TENNESSEE                     A = Annual

STI Classic Funds -- Balanced Portfolio

               ALABAMA                       A = Annual

STI Classic Funds -- Balanced Portfolio - Trust Shares

               MARYLAND                      A = Annual           SM970860
               NEBRASKA                      A = Annual
               TENNESSEE                     A = Annual

STI Classic Funds -- Contrarian Equity & Tax Free Income PROS

               OKLAHOMA                      A = Annual           I-3955697
               OREGON                        A = Annual           97-0966

STI Classic Funds -- Tennessee Tax Exempt Bond Fund - Investor Sh

               OUTSIDE U.S.                  N = Not Register
               PENNSYLVANIA                  N = Not Register
               TENNESSEE                     N = Not Register     RM98-3422

STI Classic Funds -- Tennessee Tax Exempt Bond Fund - Trust Shs.

               GEORGIA                       N = Not Register
               OUTSIDE U.S.                  N = Not Register
               PENNSYLVANIA                  N = Not Register

STI Classic Funds -- Contrarian Equity Fund (SEC eff 9/29/97)

               DELAWARE                      A = Annual
               MISSOURI                      A = Annual           1992-00365
               RHODE ISLAND                  A = Annual

STI Classic Funds -- Contrarian Equity Fund, Trust Shares

               MICHIGAN                      A = Annual           276264
               WASHINGTON                    G = Good Until S     C-56969
               WISCONSIN                     A = Annual           336423-03

STI Classic Funds -- Tax Free Income Fund (SEC eff 9/29/97)

               ARKANSAS                      A = Annual           92-M01870-22
               DELAWARE                      A = Annual
               KANSAS                        A = Annual           98S0000313
               MISSOURI                      A = Annual           1992-00365
               RHODE ISLAND                  A = Annual

STI Classic Funds -- Tax Free Income Fund, Trust Shares

               NORTH DAKOTA                  A = Annual           T810
               WASHINGTON                    G = Good Until S     C-56968
               WISCONSIN                     A = Annual           336424-03

STI Classic Funds -- Tennessee Tax-Exempt Bond Fund, FS

               OUTSIDE U.S.                  N = Not Register
               PENNSYLVANIA                  N = Not Register
               TENNESSEE                     N = Not Register     RM98-3422

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Trustees of
STI Classic Funds and the
Securities and Exchange Commission:

We have examined management's assertion about the Balanced, Capital Appreciation, Growth & Income, Mid-Cap Equity, Small Cap Equity, Small Cap Growth Stock, Sunbelt Equity, Tax-Sensitive Growth Stock, Value Income Stock, Florida Tax-Exempt Bond, Georgia Tax-Exempt Bond, Investment Grade Bond, Investment Grade Tax-Exempt Bond, Limited-Term Federal Mortgage Securities, Maryland Municipal Bond, Short-Term Bond, Short-Term U.S. Treasury Securities, U.S. Government Securities, Virginia Intermediate Municipal Bond, Virginia Municipal Bond, Prime Quality Money Market, Tax-Exempt Money Market, Tax-Free Money Market, U.S. Government Securities Money Market, U.S. Treasury Money Market, Classic Institutional Cash Management Money Market, Classic Institutional U.S. Government Securities Money Market and Classic Institutional U.S. Treasury Securities Money Market Funds of STI Classic Funds' (the "Trust's") compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 as of July 30, 1999 included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Trust's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Trust's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Trust's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of July 30, 1999, and with respect to agreement of security purchases and sales, for the period from May 28, 1999 (the date of our last examination) through July 30, 1999:

     We agreed a sample of securities shown on the books and records of STI Classic Funds as of July 30, 1999 to the safekeeping reports of SunTrust Bank, the custodian, noting agreement of quantity and description, except for securities purchased/sold but not received/delivered, pledged, or out for transfer on that date, as to which we obtained documentation from the brokers.

     For all securities shown on the safekeeping reports of SunTrust Bank as of July 30, 1999 which were designated as being held by institutions in book entry form (which include but are not limited to securities owned by STI Classic Funds), we confirmed all such securities with those institutions which use the book entry method of accounting for securities (Bankers
     Trust, Federal Reserve Bank and The Depository Trust Company, the subcustodians). For a sample of securities on the safekeeping reports of SunTrust Bank, we noted that the quantities and descriptions of such securities listed on the safekeeping reports agreed with the confirmations or that discrepancies were resolved. We tested, on a sample basis, the
     resolution   of  such   reconciling   items   between  the   custodian  and
     subcustodians.

     We confirmed all repurchase agreements shown on the books and records of STI Classic Funds as of July 30, 1999 with brokers and the application of alternative procedures with respect to unsettled repurchase agreement transactions, noting agreement of quantity and description. We also agreed the underlying collateral for such repurchase agreements, as confirmed by such brokers, with the SunTrust Bank safekeeping reports, noting that such collateral was held for the account of STI Classic Funds.

     We agreed a sample of security purchases and security sales since our last report from the books and records of the Trust to broker confirmations.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Trust's compliance with specified requirements.

In our opinion, management's assertion that the Balanced, Capital Appreciation, Growth & Income, Mid-Cap Equity, Small Cap Equity, Small Cap Growth Stock, Sunbelt Equity, Tax-Sensitive Growth Stock, Value Income Stock, Florida Tax-Exempt Bond, Georgia Tax-Exempt Bond, Investment Grade Bond, Investment Grade Tax-Exempt Bond, Limited-Term Federal Mortgage Securities, Maryland Municipal Bond, Short-Term Bond, Short-Term U.S. Treasury Securities, U.S. Government Securities, Virginia Intermediate Municipal Bond, Virginia Municipal Bond, Prime Quality Money Market, Tax-Exempt Money Market, Tax-Free Money Market, U.S. Government Securities Money Market, U.S. Treasury Money Market, Classic Institutional Cash Management Money Market, Classic Institutional U.S. Government Securities Money Market and Classic Institutional U.S. Treasury
Securities Money Market Funds of STI Classic Funds was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of July 30, 1999 with respect to securities reflected in the investment account of the Trust is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Trustees of STI Classic Funds and the Securities and Exchange Commission, and should not be used for any other purpose.


                                                         /s/ ARTHUR ANDERSEN LLP


Philadelphia, PA
September 27, 1999

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Trustees of
  STI Classic Variable Trust and the
  Securities and Exchange Commission:

We have examined management's assertion about the Capital Appreciation, Mid-Cap Equity, Small Cap Equity, Value Income, and Investment Grade Bond Funds of STI Classic Variable Trust's (the "Trust's") compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 as of July 30, 1999 included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Trust's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Trust's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Trust's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of July 30, 1999, and with respect to agreement of security purchases and sales, for the period from May 28, 1999 (the date of our last examination) through July 30, 1999:

     We agreed a sample of securities shown on the books and records of STI Classic Variable Trust as of July 30, 1999 to the safekeeping reports of SunTrust Bank, the custodian, noting agreement of quantity and description, except for securities purchased/sold but not received/delivered, pledged, or out for transfer on that date, as to which we obtained documentation from the brokers.

     For all securities shown on the safekeeping reports of SunTrust Bank as of July 30, 1999 which were designated as being held by institutions in book entry form (which include but are not limited to securities owned by STI Classic Variable Trust), we confirmed all such securities with those institutions which use the book entry method of accounting for securities (Bankers Trust, Federal Reserve Bank and The Depository Trust Company, the subcustodians). For a sample of securities on the safekeeping reports of SunTrust Bank, we noted that the quantities and descriptions of such securities listed on the safekeeping reports agreed with the confirmations or that discrepancies were resolved. We tested, on a sample basis, the
     resolution   of  such   reconciling   items   between  the   custodian  and
     subcustodians.

     We confirmed all repurchase agreements shown on the books and records of STI Classic Variable Trust as of July 30, 1999 with brokers, noting agreement of quantity and description. We also agreed the underlying collateral for such repurchase agreements, as confirmed by such brokers, with the SunTrust Bank safekeeping reports, noting that such collateral was held for the account of STI Classic Variable Trust.

     We agreed a sample of security purchases and security sales since our last report from the books and records of the Trust to broker confirmations.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Trust's compliance with specified requirements.

In our opinion, management's assertion that the Capital Appreciation, Mid-Cap Equity, Small Cap Equity, Value Income, and Investment Grade Bond Funds of STI Classic Variable Trust Funds was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of July 30, 1999 with respect to securities reflected in the investment account of the Trust is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Trustees of STI Classic Variable Trust and the Securities and Exchange Commission, and should not be used for any other purpose.


                                                         /s/ ARTHUR ANDERSEN LLP


Philadelphia, PA
September 27, 1999